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                                                                    EXHIBIT 99.1

       GARTNER CEO GENE HALL RECEIVES INDUCEMENT GRANT OF RESTRICTED STOCK

      STAMFORD, Conn., October 15, 2004--Gartner, Inc. (NYSE: IT and ITB) (the "Company"), the world's leading technology research and advisory firm, announced that it has made an inducement grant of 500,000 shares of restricted stock to Gene Hall, its new chief executive officer. Mr. Hall officially joined Gartner as chief executive officer on August 4, 2004, succeeding Michael Fleisher who had previously announced his intention to depart as Gartner's chairman and CEO. The company announced the hiring of Mr. Hall on July 23, 2004.

The shares of restricted stock were granted with the approval of the compensation committee of Gartner's board of directors. The shares are in addition to non-qualified options to purchase 800,000 shares of Gartner's Class A Common Stock issued to Mr. Hall in August under Gartner's 2003 Long Term Incentive Plan. As long as Mr. Hall remains an employee through the applicable lapse date, the restrictions on the 500,000 shares of restricted stock will lapse upon the earlier of (a) Gartner's 60-day average stock price meeting certain targets, (b) ten years from the date of grant, or (c) a change in control of Gartner. The price targets are: $20 for the first 300,000 shares, $25 for the next 100,000 shares and $30 for the remaining 100,000 shares.

ABOUT GARTNER

Gartner, Inc. is the leading provider of research and analysis on the global information technology industry. Gartner serves more than 10,000 clients, including chief information officers and other senior IT executives in corporations and government agencies, as well as technology companies and the investment community. The Company focuses on delivering objective, in-depth analysis and actionable advice to enable clients to make more informed business and technology decisions. The Company's businesses consist of Gartner Intelligence, research and events for IT professionals; Gartner Executive Programs, membership programs and peer networking services; and Gartner Consulting, customized engagements with a specific emphasis on outsourcing and IT management. Founded in 1979, Gartner is headquartered in Stamford, Connecticut, and has more than 3,500 associates, including approximately 1,000 research analysts and consultants, in more than 75 locations worldwide. For more information, visit www.gartner.com.

SAFE HARBOR STATEMENT

Statements in this release other than recitation of historical facts are forward-looking statements (as defined in the Private Securities Litigation Reform Act of 1995). Such forward-looking statements include risks and uncertainties; consequently, actual results may differ materially from those expressed or implied thereby. Factors that could cause actual results to differ materially include, but are not limited to, risks listed from time to time in the Company's reports filed with the Securities and Exchange Commission, including the Company's Annual Report on Form 10-K for the year ended December 31, 2003 and Quarterly Report on Form 10-Q for the quarter ended June 30, 2004. These

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filings can be found on Gartner's Web site at www.gartner.com/investors and the
SEC's Web site at www.sec.gov. Forward-looking statements included herein speak only as of the date hereof and the Company disclaims any obligation to revise or update such statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events or circumstances.

CONTACT: Gartner, Inc.

Investor:
Lisa Nadler, 203-316-3701
Lisa.nadler@gartner.com

Media:
Tom Hayes, 203-316-6835
tom.hayes@gartner.com